UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  June 26, 2009

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2755 Bristol Street, Suite 285,
Costa Mesa, CA 92626
(Address of principal executive offices)

(714) 545-3288
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 26, 2009, the Board of Directors of CNS Response, Inc. (the “Company”) amended and restated Section 1.2 of Article 1 of the Company’s Bylaws to clarify an ambiguity in Section 1.2 with respect to who may call a special meeting of stockholders in lieu of an annual meeting.  Prior to the amendment, Section 1.2 provided as follows:

“1.2 Annual Meetings. The annual meeting of stockholders for the election or directors and for the transaction of such other business as may properly be brought before the meeting, shall be held on the second Tuesday of the third month after the end of the Corporation's fiscal year, at a time fixed by the board of directors or the president. If this date shall fall upon a legal holiday, then such meeting shall be held on the next succeeding business day at the same hour. If no annual meeting is held in accordance with the foregoing provisions, the board of directors shall cause the meeting to be held as soon thereafter as convenient or a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.”

Section 1.2, as amended and restated, provides:

“1.2 Annual Meetings. The annual meeting of stockholders for the election or directors and for the transaction of such other business as may properly be brought before the meeting, shall be held on the second Tuesday of the third month after the end of the Corporation's fiscal year, at a time fixed by the board of directors or the president. If this date shall fall upon a legal holiday, then such meeting shall be held on the next succeeding business day at the same hour. If no annual meeting is held in accordance with the foregoing provisions, the board of directors shall either (i) cause the annual meeting to be held as soon thereafter as convenient or (ii) cause a special meeting to be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.  The power to call annual meetings of stockholders or special meetings of stockholders in lieu of annual meetings is reserved and vested in the board of directors only; the rights of the stockholders of the Corporation to request the calling of a special meeting pursuant to Section 1.3 of the Bylaws shall not apply to this Section 1.2.”

In addition, also on June 26, 2009, the Company amended and restated Section 1.3 of Article 1 of the Company’s Bylaws relating to the procedures for calling special meetings of the stockholders.  Prior to the amendment, Section 1.3 stated:

“1.3.           Special Meetings. Special meetings of stockholders may be called at any time by the chairman of the board of directors, by the board of directors or by the holders of not less than one- (1/4) of all the shares entitled to vote at the meeting. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.”

Section 1.3, as amended and restated, provides:

“1.3  Special Meetings. Special meetings of stockholders may be called at any time by the chairman of the board of directors or by the board of directors.  In addition, the record holders of not less than twenty-five percent (25%) of the issued and outstanding shares entitled to vote at an annual meeting of stockholders may at any time submit a written request to the Board for the calling of a special meeting of stockholders.  Such written request shall specify (i) the name and address of the stockholder or stockholders making the request, (ii) the number of shares held by each such stockholder and (iii) the proposal or proposals to be presented at the special meeting.  Promptly following the receipt of a proper request under this Section 1.3, the board of directors shall take the necessary steps under the certificate of incorporation, the Bylaws, applicable Delaware and applicable federal securities laws to call a special meeting of the stockholders to be held within a reasonable period of time after such written stockholder request, taking into account all applicable laws and legal requirements imposed on the Corporation in connection with the calling and conduct of a special meeting.  To the extent that applicable laws and legal requirements require information to be provided to the Corporation’s stockholders with respect to the requested special meeting or the matters to be acted on at the requested special meeting, the board’s obligations to the requesting stockholder(s) as set forth in this Section 1.3 are conditioned upon the cooperation of such requesting stockholder(s) in providing such information and assisting the Corporation in complying with all applicable laws and legal requirements.”

The full text of the Company’s Bylaws, as amended, is filed as an exhibit to this report.

Item 9.01                      Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are filed herewith:

3.1	Bylaws. Incorporated by reference to Exhibit 3(ii) to the Registrant’s Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.
3.2	Amendment to Bylaws of CNS Reponse, Inc.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ George Carpenter
July 2, 2009		George Carpenter
Chief Executive Officer

Exhibit Index

3.1	Bylaws. Incorporated by reference to Exhibit 3(ii) to the Registrant’s Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.
3.2	Amendment to Bylaws of CNS Reponse, Inc.